Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Farhan Ahmad	Erica Rodriguez Pompen
	Investor Relations	Media Relations
	farhanahmad@micron.com	epompen@micron.com
	(408) 834-1927	(408) 834-1873

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
SECOND QUARTER OF FISCAL 2019

Strong execution drives healthy profitability and cash flow

BOISE, Idaho, March 20, 2019 – Micron Technology, Inc. (Nasdaq: MU), today announced results for its second quarter of fiscal 2019, which ended Feb. 28, 2019.

Fiscal Q2 2019 Highlights
•Revenue of $5.84 billion, versus $7.35 billion for the same period last year
•GAAP net income of $1.62 billion, or $1.42 per diluted share
•Non-GAAP net income of $1.97 billion, or $1.71 per diluted share
•Operating cash flow of $3.44 billion versus $4.35 billion for the same period last year
•Share repurchases of $702 million under the authorized buyback program

"Micron continues to execute well across a range of product, operational and financial initiatives against the backdrop of a challenging market environment," said Micron Technology President and CEO Sanjay Mehrotra. "These initiatives and our focus on high-value solutions, cost competitiveness and innovation will enable us to emerge even stronger as the market environment improves."

Quarterly Financial Results
(in millions, except per share amounts)	GAAP (1)			Non-GAAP (2)
	FQ2-19	FQ1-19	FQ2-18	FQ2-19	FQ1-19	FQ2-18
Revenue	$5,835	$7,913	$7,351	$5,835	$7,913	$7,351
Gross margin	$2,864	$4,615	$4,270	$2,928	$4,670	$4,296
percent of revenue	49.1%	58.3%	58.1%	50.2%	59.0%	58.4%
Operating income	$1,957	$3,759	$3,567	$2,110	$3,887	$3,630
percent of revenue	33.5%	47.5%	48.5%	36.2%	49.1%	49.4%
Net income attributable to Micron	$1,619	$3,293	$3,309	$1,971	$3,508	$3,495
Diluted earnings per share	$1.42	$2.81	$2.67	$1.71	$2.97	$2.82

Investments in capital expenditures, net of amounts funded by partners, were $2.45 billion for the second quarter of 2019, which resulted in adjusted free cash flow(3) of $988 million. Micron repurchased an aggregate of 21 million shares of its common stock for $702 million during the quarter in connection with its $10 billion share repurchase authorization. The company ended the second quarter with cash, marketable investments, and restricted cash of $9.22 billion for a net cash(4) position of $2.99 billion.

Micron will host a conference call on Wednesday, March 20, 2019 at 2:30 p.m. MT to discuss financial results and provide forward-looking guidance for its fiscal third quarter. The call, audio, and slides will be available online at investors.micron.com. A webcast replay will be available on our website until March 20, 2020. A taped audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: 7383577) beginning at 5:30 p.m. MT, March 20, 2019 and continuing through March 27, 2019. For Investor Relations and other company updates, follow @MicronTech on Twitter at twitter.com/MicronTech.

About Micron Technology, Inc.

We are an industry leader in innovative memory and storage solutions. Through our global brands – Micron®, Crucial®, and Ballistix® – our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, NOR Flash, and 3D XPoint™ memory, is transforming how the world uses information to enrich life. Backed by 40 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, machine learning, and autonomous vehicles, in key market segments like data center, networking, automotive, industrial, mobile, graphics, and client. Our common stock is traded on the Nasdaq under the MU symbol. To learn more about Micron Technology, Inc., visit micron.com.

The Micron logo and Micron symbol are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding the industry and our strategic position and financial results. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially. Please refer to the documents we file with the Securities and Exchange Commission, specifically our most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. These certain factors can be found at www.micron.com/certainfactors. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.

(1) GAAP represents U.S. Generally Accepted Accounting Principles.
(2) Non-GAAP represents GAAP excluding the impact of certain activities which our management excludes in analyzing our operating results and understanding trends in our earnings. Non-GAAP shares used in per share calculations also include the impact of our outstanding capped call transactions and the effect of stock-based compensation. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.
(3) Adjusted free cash flow consists of cash provided by operating activities of $3.44 billion for the second quarter of 2019 less investments in capital expenditures, net of amounts funded by partners.
(4) Net cash consists of cash, marketable investments, and restricted cash less current and long-term debt of $6.24 billion.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	February 28, 2019	November 29, 2018	March 1, 2018	February 28, 2019	March 1, 2018
Revenue (1)	$5,835	$7,913	$7,351	$13,748	$14,154
Cost of goods sold	2,971	3,298	3,081	6,269	6,137
Gross margin	2,864	4,615	4,270	7,479	8,017
Selling, general, and administrative	209	209	196	418	387
Research and development	601	611	523	1,212	971
Other operating (income) expense, net	97	36	(16)	133	(5)
Operating income	1,957	3,759	3,567	5,716	6,664
Interest income (expense), net	31	5	(61)	36	(162)
Other non-operating income (expense), net (2)	(84)	9	(53)	(75)	(257)
Income tax provision (3)	(280)	(477)	(143)	(757)	(257)
Equity in net income of equity method investees	1	—	1	1	1
Net income attributable to noncontrolling interests	(6)	(3)	(2)	(9)	(2)
Net income attributable to Micron	$1,619	$3,293	$3,309	$4,912	$5,987

Earnings per share
Basic	$1.45	$2.91	$2.86	$4.37	$5.23
Diluted	1.42	2.81	2.67	4.24	4.86

Number of shares used in per share calculations
Basic	1,114	1,133	1,156	1,123	1,145
Diluted	1,141	1,174	1,238	1,157	1,232

CONSOLIDATED FINANCIAL SUMMARY, Continued

As of	February 28, 2019	November 29, 2018	August 30, 2018
Cash and short-term investments	$7,533	$5,563	$6,802
Receivables (1)	4,416	5,418	5,478
Inventories	4,390	3,876	3,595
Total current assets (1)	16,550	15,039	16,039
Long-term marketable investments	1,614	1,565	473
Property, plant, and equipment	26,204	24,807	23,672
Restricted cash	76	78	81
Total assets (1)	47,487	44,595	43,376

Accounts payable and accrued expenses	4,062	4,200	4,374
Current debt (2)(4)	2,634	398	859
Total current liabilities	7,361	5,189	5,754
Long-term debt (2)	3,604	3,734	3,777

Total Micron shareholders' equity (1)(2)(5)	34,567	33,869	32,294
Noncontrolling interests in subsidiaries (4)	863	870	870
Total equity	35,430	34,739	33,164

	Six Months Ended
	February 28, 2019	March 1, 2018
Net cash provided by operating activities	$8,245	$7,984
Net cash provided by (used for) investing activities	(6,919)	(3,843)
Net cash provided by (used for) financing activities	(1,483)	(1,420)

Depreciation and amortization	2,677	2,296
Investments in capital expenditures	(5,386)	(4,370)
Repayments of debt	(705)	(3,379)
Payments to acquire treasury stock (5)	(2,568)	(67)
Proceeds from issuance of stock	92	1,554
Proceeds from issuance of debt (2)	1,800	650

(1)
In the first quarter of 2019, we adopted ASU 2014-09 – Revenue from Contracts with Customers (as amended, "ASC 606"), which supersedes nearly all existing revenue recognition guidance under generally accepted accounting principles in the United States. The core principal of ASC 606 is that an entity should recognize revenue when it transfers control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. We adopted ASC 606 in the first quarter of 2019 under the modified retrospective method and, in connection therewith, made certain adjustments to our opening balances as of August 31, 2018. Adjustments to opening balances included an increase to receivables of $114 million, reduction of deferred tax assets of $92 million, increase of other current assets of $30 million, and an increase to retained earnings of $50 million.

(2)
On February 6, 2019, we issued $600 million, $500 million, and $700 million in principal of senior unsecured notes due in 2024, 2026, and 2029, respectively. On February 8, 2019, we notified the holders of our convertible senior notes due in 2043 ("2043G Notes") that we would redeem all of the outstanding 2043G Notes on March 13, 2019. In connection with our notice, we made an irrevocable election to settle any conversions in cash. As a result, we reclassified $336 million from equity to a derivative debt liability. As of February 28, 2019, current debt included an aggregate of $1.11 billion for the settlement obligation (including principal and amounts in excess of principal) of all of our 2043G Notes. In the second quarter of 2019, we recognized non-operating losses of $84 million related to the redemption of the 2043G notes. On March 13, 2019, we paid $1.43 billion to settle the conversions.

(3)
On December 22, 2017, the United States enacted comprehensive tax legislation, commonly referred to as the Tax Cuts and Jobs Act (the "Tax Act"), which imposed a one-time transition tax in 2018 (the "Repatriation Tax") and created a new minimum tax on certain foreign earnings. Our income tax provision consisted of the following:

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	February 28, 2019	November 29, 2018	March 1, 2018	February 28, 2019	March 1, 2018
Income tax (provision) benefit, excluding items below	$(216)	$(378)	$5	$(594)	$(83)
Utilization of and other changes in net deferred tax assets of MMJ, MMT, and MTTW	(78)	(52)	(17)	(130)	(43)
Repatriation Tax, net of adjustments related to uncertain tax positions	14	(47)	(1,335)	(33)	(1,335)
Release of the valuation allowance on the net deferred tax assets of our U.S. operations	—	—	1,337	—	1,337
Remeasurement of deferred tax assets and liabilities reflecting the lower U.S. corporate tax rates	—	—	(133)	—	(133)
	$(280)	$(477)	$(143)	$(757)	$(257)

(4)
On January 14, 2019, we exercised our option to acquire Intel's interest in our joint venture, IM Flash Technologies, LLC ("IMFT"). Intel can elect to set the closing date of the transaction to be any time between approximately six months to one year from the date we exercised our call option. At the time of closing, we expect to pay Intel approximately $1.5 billion in cash for Intel's noncontrolling interest in IMFT and IMFT member debt. Current debt as of February 28, 2019 included $1.0 billion for IMFT member debt.

(5)
In the second quarter of 2019, we repurchased 21 million shares of our common stock for $702 million through a Rule 10b5-1 plan. The shares were recorded as treasury stock. In the first quarter of 2019, we repurchased 42 million shares of our common stock for $1.80 billion.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(in millions except per share amounts)

	2nd Qtr.	1st Qtr.	2nd Qtr.
	February 28, 2019	November 29, 2018	March 1, 2018
GAAP gross margin	$2,864	$4,615	$4,270
Stock-based compensation	23	26	22
Start-up and preproduction costs	15	8	—
Employee severance	13	13	—
Other	13	8	4
Non-GAAP gross margin	$2,928	$4,670	$4,296

GAAP operating income	$1,957	$3,759	$3,567
Stock-based compensation	57	61	52
Start-up and preproduction costs	15	8	—
Employee severance	17	20	—
Restructure and asset impairments	51	30	7
Other	13	9	4
Non-GAAP operating income	$2,110	$3,887	$3,630

GAAP net income attributable to Micron	$1,619	$3,293	$3,309
Stock-based compensation	57	61	52
Start-up and preproduction costs	15	8	—
Employee severance	17	20	—
Restructure and asset impairments	51	30	7
Amortization of debt discount and other costs	11	18	26
(Gain) loss on debt repurchases and conversions	83	(14)	23
(Gain) loss from changes in currency exchange rates	3	5	27
Other	13	10	7
Impact of U.S. income tax reform	(14)	47	131
Estimated tax effects of above, non-cash changes in net deferred income taxes, and assessments of tax exposures	116	30	(87)
Non-GAAP net income attributable to Micron	$1,971	$3,508	$3,495

GAAP weighted-average common shares outstanding - Diluted	1,141	1,174	1,238
Adjustment for capped calls and stock-based compensation	8	5	2
Non-GAAP weighted-average common shares outstanding - Diluted	1,149	1,179	1,240

GAAP diluted earnings per share	$1.42	$2.81	$2.67
Effects of the above adjustments	0.29	0.16	0.15
Non-GAAP diluted earnings per share	$1.71	$2.97	$2.82

The tables above reconcile GAAP to non-GAAP gross margin, operating income, net income attributable to Micron, diluted shares, and diluted earnings per share. The non-GAAP adjustments above may or may not be infrequent or nonrecurring in nature but are a result of periodic or non-core operating activities. We believe this non-GAAP information is helpful to understanding trends and in analyzing our operating results and earnings. We are providing this information to investors to assist in performing analysis of our operating results. When evaluating performance and making decisions on how to allocate our resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. We believe these non-GAAP financial measures increase transparency by providing investors with useful supplemental information about the financial performance of our business, enabling enhanced comparison of our operating results between periods and with peer companies. The presentation of these adjusted amounts varies from numbers presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies. Our management excludes the following items in analyzing our operating results and understanding trends in our earnings:

•	Stock-based compensation;

•	Flow-through of business acquisition-related inventory adjustments;

•	Acquisition-related costs;

•	Start-up and preproduction costs;

•	Employee severance;

•	Restructure and asset impairments;

•	Amortization of debt discount and other costs, including the accretion of non-cash interest expense associated with our convertible debt and MMJ creditor debt;

•	Gains and losses from debt repurchases and conversions;

•	Gains and losses from changes in currency exchange rates;

•	Gains and losses from business acquisition activities;

•	Impact of the U.S. income tax reform for the Repatriation Tax, release of U.S. valuation allowance, and remeasurement of net deferred taxes reflecting the lower U.S. corporate tax rates; and

•	The estimated tax effects of above, non-cash changes in net deferred income taxes, and assessments of tax exposures.

Our outstanding capped call transactions are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of our convertible notes. In periods with non-GAAP income attributable to Micron, non-GAAP diluted shares include the impact of capped calls based on the average share price for the period the capped calls are outstanding. Non-GAAP diluted shares are also adjusted for the impact of additional shares resulting from the exclusion of stock-based compensation from non-GAAP income.